EXHIBIT 1.0

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 15, 2008 (the “Closing Date”), by and between Bear Holdings, Inc. (“Purchaser”), a wholly owned subsidiary of Westmoore Holdings, Inc. (the “Parent Company”), and Bear Industrial Supply & Manufacturing, Inc. (the “Company”) on the other.  The Purchaser, the Parent Company, and the Company shall sometimes be collectively referred to herein as the “Parties”.

WHEREAS, Purchaser desires to acquire the assets of the Company (the “Assets”) set forth in Exhibit A hereto, pursuant to the terms of this Agreement;

WHEREAS, the Company desires to sell the Assets to the Company, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

Sale of Assets.  Upon execution of this Agreement (the “Closing Date”), the Company shall acquire the Assets set forth in Exhibit A hereto and assume certain liabilities of the Company, set forth in Exhibit B hereto.  The purchase price of the assets shall be $2.25 million calculated as follows (“Purchase Price”):

(a)           $1 million dollars in cash, payable as cancellation of the loan previously provided by the Purchaser to the Company; and

(b)           The issuance of shares of common stock of the Parent Company equal in value to $1.25 million, calculated at the closing bid price of the Parent Company as of the Closing Date.

Valuation.  It is acknowledged that certain members of the Parent Company’s board of directors have a conflict of interest in connection with the proposed acquisition in that they are also shareholders (directly or through certain controlled entities)  of the Company. In this regard, the Parties hereto have taken the following actions: (i) the Parent Company has obtained the approval of all independent members of its Board of Directors to the acquisition of the Assets by the Purchaser; (ii) the Parent Company had an independent valuation conducted of the Company by Avalon Advisers, Inc and (iii) the interested members of the Board of Directors have disqualified themselves from all consideration of the proposed acquisition of the Assets.

Assurances.  Company shall not, by amendment of its organizational documents or any agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Agreement and in taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of Purchaser against impairment or dilution.

Representations and Warranties of Company.  Company hereby represents and warrants to Purchaser as follows:

Due Organization and Qualification.  Company is a corporation duly organized, validly existing and in good standing under the laws of its state of its state of incorporation.  Company has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as presently contemplated.  Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the locations of its property requires such qualification, except where the failure to do so would not have a material adverse effect on Company’s business, operations, assets or condition (financial or otherwise).

Power and Authority.  Company has the requisite power and authority to execute and deliver this Agreement and all other agreements contemplated by this Agreement and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and all other agreements and documents contemplated by this Agreement have been duly authorized by all necessary action on the part of Company.  This Agreement has been duly executed and delivered by Company and is the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws now or hereafter in effect generally affecting the enforcement of creditors’ rights, specific performance, injunctive or other equitable remedies.

Compliance with Laws.  Company is in compliance in all material respects with all Federal, state, local and foreign laws, statutes, ordinances, regulations, orders, judgments, injunctions, awards or decrees (collectively, “Laws”), applicable to it or any of its properties or operations. Company has not received any notice of violation or alleged violation of any Law by it.  Company has all licenses, permits, orders and approvals of Federal, state, local and foreign governmental or regulatory bodies necessary for the conduct of its business and operations as presently conducted and presently contemplated to be conducted.

No Breach; Consents.  The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby will not: (i) result in any lien, pledge, mortgage, security interest, claim, lease, charge, option, easement, servitude or other encumbrance whatsoever (collectively, “Liens”) upon any of the property or assets of Company (other than in favor of Purchaser), or (ii) violate, conflict with or otherwise result in the breach of any of the terms and conditions of, result in a material modification of, accelerate or trigger the rights of any person under, or constitute (or with notice or lapse of time or both would constitute) a default under: (a) any material instrument, contract or other agreement to which Company is a party or by or to which it or any of its properties is bound or subject; (b) Company’s organizational documents or bylaws (and all amendments thereto up through the date hereof); or (c) any law applicable to Company or any of its properties or operations.  No consent, approval or authorization of, or declaration or filing with, any governmental authority, member of Company or other person or entity is required on the part of Company in connection with the execution, delivery or performance of this Agreement or the consummation by it of the transactions contemplated hereby.

Litigation.  There are no material suits or actions, administrative, arbitration or other proceedings or governmental investigations pending or, to Company’s knowledge, threatened against or affecting Company or any of its properties or assets.  There are no judgments, orders, injunctions, decrees or awards against Company that are not satisfied or remain outstanding.

Title to Property and Assets.  Company has good and marketable title to all of the Assets sold hereunder, free and clear of all liens, except liens for current taxes and assessments not yet due.  With respect to the material property and assets it leases, Company is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of all Liens, except for such Liens, which would not materially impair the operations of Company.  Company’s properties and assets are in good condition and repair, in all material respects, and are fit for the purposes for which they are currently used, ordinary wear and tear excepted.

Not a Regulated Entity.  Company is not: (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Law regarding its authority to incur indebtedness.

No Misrepresentations.  The representations and warranties of Company contained herein do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Financial Statements.  At or prior to the Closing, the Company shall provide to the Purchaser copies of the financial statements for the previous two operating years (the “Financial Statements”).  The Financial Statements shall be true and correct and shall be prepared in accordance with GAAP consistently applied and consistent with prior periods.  The balance sheet comprising a part of the Financial Statements shall fairly present, in all material respects, the financial position of the Company as of its date, and the statements of operations shall fairly present, in all material respects, the results of operations of the Company for the period then ended.

No Material Adverse Change.  Since the latest date of the Financial Statements, there has not been any material adverse change in the Company, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound Company practices.  At the Closing, all of those books and records will be in the possession of the Company.

Title to Properties; Encumbrances.  The Company owns all the Assets free and clear of all encumbrances except for liens for current taxes not yet due and payable.

Undisclosed Liabilities.  Except as, and to the extent reflected in the Financial Statements the Company does not have, nor shall it have on the date of Closing, any liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP.

Legal Compliance and Proceedings.  The Company has not received any notice from a governmental agency alleging that it is not in compliance with all material legal requirements associated with the operation of the Company and there is no pending proceeding: (a) that has been commenced by or against the Company or that otherwise relates to or may affect the Company of, or any of the property or assets owned or used by, the Company; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereunder.

Taxes.

(a)    The Company has timely filed or caused to be timely filed (or has received an appropriate extension of time to file) all material tax returns that are or were required to be filed by it prior to the Closing Date, pursuant to applicable legal requirements, and such tax returns were true and correct in all material respects.  The Company has made available to the Purchaser copies of all such Tax Returns relating to income or franchise taxes filed since the inception of the Company.

(b)    The Company has paid (or made appropriate provision in the Financial Statements for the payment of) all taxes that have or may have become due pursuant to material tax returns or otherwise, or pursuant to any assessment received by the Company.  The Company has withheld and paid all taxes required by law, rule or regulation to have been withheld and paid by the Company in connection with amounts paid by or owing to any employee, independent contractor, creditor, shareholder or other third party.  The Company is under no obligation to prepay, and has not prepaid, any taxes.

(c)    No claims have ever been made against the Company by any tax authority in a jurisdiction where the Company does not file material tax returns that it is or may be subject to taxation by that jurisdiction.  There is no pending, or threatened in writing, action, audit, proceeding or investigation for the assessment or collection of any taxes.

(d)    No power of attorney has been granted by the Company, and is currently in force, with respect to any matter relating to taxes, and there are no liens (other than liens for Taxes that are not yet due and payable or which are being contested in good faith) on any assets of the Company that arose in connection with any failure (or alleged failure) to pay any tax, except for liens which would not, individually or in the aggregate, have a material adverse effect with respect to the Company.

Real Property.

(a)           The Company does not own any real property.

(b)           The Company is in compliance with all material terms of the Commercial Lease covering its manufacturing facility.  The Company will assure the transfer of this Lease to the Purchaser on or prior to the Closing Date.

(c)           The Company has not received written notice of:  (i) any violation of federal, state or local laws, codes, regulations or ordinances affecting the Premises, including, without limitation, zoning, building or similar laws or ordinances, nor do they have any actual knowledge of any of the foregoing, (ii) any covenant, restriction, condition or agreement contained in any instrument affecting such real property, or (iii) any default from any third party who would be benefited by such restriction, condition or agreement.

Tangible Assets.

(a)           The Assets constitute all assets owned or leased by the Company.

(b)           The Company owns or leases, all tangible assets necessary for the conduct of the Company as presently conducted and as presently proposed to be conducted.  Each tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair, and is suitable for the purposes for which it presently is used and presently is proposed to be used.

Contracts and Consents.  All contracts, agreements and other instruments relating to the Company’s business and are in full force and effect, in accordance with their respective terms, and true and correct copies thereof (together with any and all amendments thereto, and together with written descriptions for any material oral Applicable Contracts) have been provided to the Purchaser.  No breach, default or violation by the Company has occurred or has been alleged thereunder and the Company shall assure that all such contracts are assigned to the Purchaser on or prior to the Closing Date.

Accounts Receivable.  All accounts receivable represent or will represent valid obligations of the respective account debtors thereunder arising from sales actually made or services actually performed in the ordinary course of Company; provided, however, it is understood between the Parties that the Purchaser is acquiring the accounts receivable on a nonrecourse basis. After the Closing, the Purchaser shall assume all risk of collection of these accounts receivable.

Insurance.  The Company maintains adequate insurance to insure against all foreseeable liabilities arising from the operations of the Company.

Employees.  The Company is not a party to, or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the best of the Company’s knowledge, the Company has not committed any unfair labor practice.

Employee Benefits.  Neither the Company nor any affiliate of the Company maintains, administers or contributes to, or has maintained, administered or contributed to, nor do the employees of the Company or any ERISA Affiliate receive or expect to receive, as a condition of employment, benefits pursuant to, any employee benefit plan (as defined in section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has from time to time provided employees with performance based bonuses which have been issued at the sole discretion of Company management.

Environment, Health and Safety.  The Company and its predecessors have complied with all environmental, health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply.

Completeness of Statements.  No representation or warranty of the Company herein, and no written statement or certificate furnished or to be furnished by or on behalf of the Company to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain as of the Closing any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein or therein not misleading.  It is understood that the representations and warranties contained in this Agreement are for the direct benefit of the Purchaser only and no third party is to rely upon such representations or is to otherwise have any recourse against Company or Seller arising from such representations.

Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Company as follows:

Due Execution.  This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws generally affecting the enforcement of creditors’ rights, specific performance, injunctive or other equitable remedies.

Conditions Precedent to the Obligation of Purchaser to Close.

Closing.  The obligation of Purchaser to complete the Closing is subject to the fulfillment on or prior to the Closing Date (or applicable Subsequent Closing Date, as the case may be) of all of the following conditions, any one or more of which may be waived by Purchaser in writing:

(a)           Agreements and Conditions.  Company shall have complied with and duly performed and satisfied ill all material respects all agreements and conditions on its part to be complied with and performed by such date pursuant to this Agreement.

(b)           Representations and Warranties.  The representations and warranties of Company contained in this Agreement shall be true and correct on and as of the applicable Closing Date with the same force and effect as though such representations and warranties had been made on and as of such Closing Date.

(c)           No Material Adverse Change.  Since the date of this Agreement, there shall not have accrued any change, circumstance or event that constitutes or has resulted in, or that is reasonably likely to result in, a material adverse change in Company’s business, assets, operations or financial condition.

(d)           No Legal Proceedings.  No court or governmental action or proceeding shall have been instituted or threatened against Company that was instituted to, or threatens to, restrain or prohibit the transactions contemplated hereby.

(e)           Consents.  Company shall have obtained all consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby and delivered copies thereof to Purchasers.

Conditions Precedent to the Obligation of Company to Close.

Closing.  The obligation of Company to complete the Closing  is subject to the fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which  may be waived by Company in writing:

(a)           Agreements and Conditions.  On or before the Closing Date, Purchaser shall have complied with and performed and satisfied in all material respects all agreements and conditions on its part to be complied with and performed by such date pursuant to this Agreement.

(b)           Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the applicable Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(c)           No Legal Proceedings.  No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby.

(d)           Payment of Purchase Price.  Purchaser shall have paid to Company the Purchase Price.

Indemnification.

(a)           Company shall defend and indemnify Purchaser from any and all losses, liabilities, proceedings, claims, settlements, judgments, fines, assessments, damages and expenses (including reasonable attorneys’ fees and recoverable costs including, but not limited to, the fees for expert witnesses, whether arising out of a third party claim or relating to recovering damages from Purchaser) (collectively, the “indemnifiable damages”) that Purchaser may suffer or incur in whole or in part by reason of, or which may arise out of: (i) the inaccuracy of any of the representations of Company in this Agreement; (ii) the breach by Company of any of the covenants or warranties herein; (iii) any and all liabilities (including, without limitation, unasserted claims, whether known or unknown, matured or unmatured, absolute, contingent or otherwise) that are not reflected, or are in excess of the amount reflected, in the Financial Statements or notes thereto and which resulted either during the ordinary course of Company’s business or from an extraordinary event affecting Company’s business prior to the Closing Date; or (iv) the failure of Company to obtain any required consents to effectuate the transactions contemplated herein.

(b)           (i)           Promptly upon receipt of notice of any third party claim, demand or assessment or the commencement of any suit, action or proceeding in respect of which indemnity may be sought on account of an indemnity agreement contained in this Section, the party seeking indemnification (the “Indemnitee”) shall notify in writing, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the “Indemnitor”) thereof; provided, however, that failure or delay to supply such notice shall not relieve Indemnitor of their indemnification obligation hereunder except to the extent that Indemnitor is actually prejudiced by such failure or delay.

(ii)           In case any claim, demand or assessment is asserted or suit, action or proceeding commenced against an Indemnitee (collectively a “Claim”) and it notifies the Indemnitor of the commencement thereof, if the Indemnitor acknowledges its indemnification obligations therefore hereunder, then, the Indemnitor shall be entitled to compromise or defend the action, in its sole discretion, with counsel of its own choosing.  After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof; provided, however, that if in the opinion of counsel to the Indemnitee, such counsel would be subject to a conflict of interest in defending the claim as counsel to both the Indemnitor and the Indemnitee, then the reasonable legal fees of the Indemnitee shall be recoverable as losses hereunder and counsel for the Indemnitor and counsel for the Indemnitee shall control the defense of the claim on behalf of their respective clients.  The Indemnitee shall have the right in any event to participate in any such defense with its own counsel at its own expense.  The Indemnitee will cooperate with the Indemnitor in connection with any such Claim and make personnel, books and records relevant to the Claim available to the Indemnitor at Indemnitor’s expense.  In the event that the Indemnitor fails timely to defend, contest or otherwise protect against any such Claim, the Indemnitee shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such Claim or compromise or settlement thereof

(iii)           Anything to the contrary herein notwithstanding, prior to finally settling any such Claim, the Indemnitor shall give to the Indemnitee prompt notice of its intention to settle same and the terms of such proposed settlement and acknowledging its indemnification responsibility therefore hereunder. If the Indemnitee shall object to such proposed settlement within ten (10) days, then the Indemnitee shall thereafter, at its sole expense, assume the control and defense of such claim, suit, action, investigation or proceeding and in such event the liability of the Indemnitor shall be limited to the amount for which the same could have been settled as proposed by the Indemnitor. If the Indemnitee does not object to the terms of the proposed settlement within the aforesaid 10-day period, then the Indemnitor shall have the right to consummate such proposed settlement upon the terms set forth in the aforesaid notice.

Miscellaneous.

Publicity.  The parties may issue a public announcement following the Closing in form and content reasonably satisfactory to each of the parties hereto.

Entire Agreement.  This Agreement  and the other agreements and certificates executed in connection with the consummation of the transactions contemplated hereby embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof.

Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such jurisdiction.  Any dispute, claim, arbitration or any other legal proceedings in relation to this Agreement shall be heard in the County of Orange, California.

Arbitration.  All disputes or claims arising under this Agreement shall be settled by arbitration before a single arbitrator.  The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, and shall take place in Orange County, California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement on the date first above written.

PARENT COMPANY:

WESTMOORE HOLDINGS, INC. , a California corporation

By:  /s/ Mathew Jennings
MATHEW JENNINGS
Its: President

PURCHASER:

BEAR HOLDINGS, INC. , a California corporation

By:  /s/ Robert Jennings
ROBERT JENNINGS
Its: President

COMPANY:

BEAR INDUSTRIAL & MANUFACTURING, INC., a California corporation

By:  /s/ Erwin Masinsin
ERWIN MASINSIN
Its: President and CEO

EXHIBIT A

[LIST OF ASSETS]

EXHIBIT B

[ASSUMED LIABILITIES]